EXHIBIT 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 17th day February, 2015, between Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(c) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Schedule 13G with respect to the Common Stock, par value $0.001 per share, of Box Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such Reporting Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland Corporation

By:	/S/ BEN BANG
Name:	Ben Bang
Title:	Associate General Counsel

HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

By:	Hercules Technology SBIC
Management, LLC,
its General Partner

By:	Hercules Technology Growth
Capital, Inc.,
its Manager

By:	/S/ BEN BANG
Name:	Ben Bang
Its:	Associate General Counsel